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                                                              EXHIBIT 16

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May 13, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Subject: Arabian Shield Development Company
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We have read Item 4 of Arabian Shield Development Company's Form 8-K dated
May 6, 1996 and, except as stated below, are in agreement with the statements contained in paragraph 4(a) therein.

With respect to the disclosure referred to in Item 4(a)(iv)(A)1, it is Price Waterhouse LLP's belief that such disclosure, which had been suggested by Price Waterhouse LLP, had been reviewed and accepted by the Company.

In addition, because it appears that the Company may believe that certain sentences in its 1995 financial statements are "untrue" and "misleading", Price Waterhouse LLP has advised the Company that it should consult with its outside counsel regarding any amendments which may be necessary to the Company's filings with the Commission.

Yours very truly,

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